Exhibit 10.1

EMPLOYMENT AGREEMENT BETWEEN
AMERICAN SPECTRUM REALTY, INC.
AND
ANTHONY EPPOLITO

     By this Employment Agreement (“Agreement”) dated January 1st , 2012 (the “Effective Date”), AMERICAN SPECTRUM REALTY, INC. (“ASR”), located at 2401 Fountain View, Suite 510, Houston, Texas 77057 employs ANTHONY EPPOLITO (“Eppolito”).

     ASR and Eppolito agree to establish an employment relationship pursuant to the following terms, covenants and conditions:

ARTICLE 1
TERM OF EMPLOYMENT

     ASR employs Eppolito and Eppolito accepts employment under this Agreement with ASR for an additional period of three (3) months, beginning on January 1, 2012 and terminating March 31, 2012. This Agreement may be terminated earlier as provided for in Article 7.

ARTICLE 2
RELATIONSHIP OF THE PARTIES

     The parties hereby acknowledge and agree that Eppolito is an employee. Eppolito’s title during this employment period will remain as Chief Financial Officer (CFO) reporting to Mrs. Grainger during this three month transition.

ARTICLE 3
VESTING OF ASR STOCK AND SALE RESTRICTIONS

     By entering this Agreement ASR and Eppolito agree that Eppolito will vest all his remaining stock with ASR as of January 1, 2012.

     Eppolito also agrees to not sell such vested stock during the period of this employment contract.

     ASR is aware that Eppolito has a personal loan with Icon Bank (“the Bank”) that is secured by this stock. Should the Bank make a margin call on Eppolito’s personal loan, Eppolito shall not sell such stock, without ASR’s written approval. The Bank however, can sell such stock as deemed necessary and in accordance to the loan terms, if Eppolito were to default on his personal loan.

ARTICLE 4
RESPONSIBILITIES AND EXPECTATION DURING EMPLOYMENT

   a) RESPONSIBILITIES:

Eppolito is responsible for the following four (4) main areas:

a)	Stock Ownership Transactions and Forms;
b)	Operating Partnership Unit Ownership Transactions and Forms;
c)	Section 16 Reporting; (Stock Ownership Reporting)
d)	Partnering with Mrs. Grainger to transition all remaining aspects of the Accounting Department to the Irvine office in California.

Eppolito will also fully assist the Accounting Department with the completion of the following tasks:

e)	ASR Consolidation Procedures;
f)	Annual Proxy Statement;
g)	2011 Annual Audit and related supporting schedules
h)	10K Preparation
i)	Annual Meeting Preparation;
j)	Transferring of Permanent Files to Irvine, California.
k)	All other SEC requirements as needed.

   b) EXPECTATIONS DURING EMPLOYMENT:

❖

Cooperation: Eppolito is to fully cooperate with the Accounting Department. Mr. Eppolito is to accept the recent modernization of the Yardi Consolidation process and work with it as the only source of financial statements.

❖	Professional behavior is to be displayed at all times: Eppolito is to conduct himself in a professional manner. Unprofessional behavior will be deemed “for cause” as outlined in this Agreement.

❖	Full Disclosure: Eppolito agrees to keep the Accounting Department always informed of all transactions that he is engaged with. (Accounting, Financing, Reporting, Stock related, etc.)

  Eppolito will accomplish this by carbon copying (e-mail cc) one of more members in the Accounting Department (mainly Mrs. Grainger and Mr. Vahle) on all work related e-mails that he is engaged with.

  Eppolito will provide copies to Accounting of any and all documents that he signs on behalf of ASR.

  Eppolito will inform the Accounting Department of any projects, Agreements and business discussions that he might have with other executives from other Departments.

❖	Communication: Eppolito is to communicate to Mrs. Grainger on any potential issues that might affect the company and its reporting and that he encounters during his employment with ASR.

ARTICLE 5
CONDITIONS OF COMPENSATION

     As compensation for services rendered to ASR during the term of this Agreement, Eppolito shall receive a gross monthly salary of $9,000 paid bi-monthly.

ARTICLE 6
SEVERANCE PAY

     Provided that Eppolito satisfactorily performs his responsibilities and meets all expectations during his employment as outlined in Article 4, Eppolito is to receive a severance pay equivalent to three (3) months of his regular salary. Such payment will be transacted in accordance with the existing and current ADP payment schedule to be paid over three months.

     Failure to perform his duties and meet expectations as outlined in Article 4, will result in Eppolito’s termination. Such termination will be deemed as “for cause” and Eppolito will not be entitled to such severance Pay as described in this article.

ARTICLE 7
TERMINATION

     This Agreement shall be terminated upon the occurrence of any of the following events:

   A) IF ASR TERMINATES THE AGREEMENT WITH NO CAUSE:

In the event that ASR terminates this Agreement prior to March 31, 2012 with no cause, Eppolito will be entitled to continued compensation as described in Article 5 through the term of this Agreement and to the severance pay as described in Article 6.

   B) IF ASR TERMINATES THE AGREEMENT WITH CAUSE:

In the event that ASR terminates this Agreement with cause, Eppolito will not be entitled to the severance pay as described in Article 6.

Examples of “cause”:

(a)	Whenever Eppolito fails or refuses to perform faithfully and diligently the duties and comply with the provisions of this Agreement, as outlined in Article 4.

(b)	Whenever Eppolito fails or refuses to meet expectations as outlined in Article 4 of this Agreement.

(c)	Whenever Eppolito fails or refuses to comply with the reasonable policies, standards, requests of ASR.

(d)	Whenever Eppolito refuses to obey reasonable orders or requests of ASR in a manner that amounts to insubordination.

(e)	Whenever Eppolito commits dishonest acts towards ASR including but not limited to violation or reckless or willful destruction of ASR's property or material dishonesty of any type adversely affecting ASR or its clients.

(f)	Illegal, fraudulent or other conduct tending to place ASR, by reason of its employment and association with/or of Eppolito in disrepute.

   C) IF EPPOLITO DECIDES TO TERMINATE THE AGREEMENT:

In the event that Eppolito terminates this Agreement prior to March 31, 2012, Eppolito will not be entitled to the severance pay as described in Article 6.

     Upon termination of this Agreement under any provision of the above Paragraph, Eppolito shall be entitled to receive only the salary accrued and unpaid as of the date of termination and shall not be entitled to any additional compensation.

Upon termination, both ASR and Eppolito shall be relieved of all duties and obligations under this Agreement as of the date of termination other than to pay Eppolito the remaining and due compensation. However, the terms and provisions of Article 9 shall survive the termination of this Agreement for the periods set forth therein.

ARTICLE 8
FRINGE BENEFITS

     Upon execution of this Agreement and commencement of employment, ASR will continue to provide Eppolito with the existing benefits he currently receives without interruption. These include but are not limited to, fully paid personal medical and health insurance plan for himself only, dental and vision benefits, and participation in retirement programs.

     ASR, at its discretion may at any time alter, modify or change these fringe benefits offered to Eppolito. Moreover, upon termination of this Agreement all fringe benefits to Eppolito will cease as of the date of termination. ASR in no way will be responsible or liable to continue payment on any fringe benefit after termination.

     If Eppolito properly and timely elects to continue benefit coverage under the ASR’s plans in accordance with the continuation requirements of COBRA, Eppolito shall be entitled to elect to continue such COBRA coverage during the COBRA period, at Eppolito’s own expense.

ARTICLE 9
CONDITIONS DURING EMPLOYMENT

     All ASR and ASR client and affiliate records, client files, intellectual properties, or personal or regular files concerning any clients of ASR or clients consulted, interviewed, or retained by ASR or its affiliates shall belong to and remain the property of ASR. Any and all ASR client or affiliate records which are the responsibility of Eppolito must be completed and maintained in a timely fashion pursuant to ASR’s policies and procedures as well as those timelines statutorily dictated in any particular matter. Eppolito shall devote his full time and best efforts to the performance of duties required under this Agreement. During the term of this Agreement, Eppolito shall not at any time or place engage in a competing business to any extent, except with the express approval of ASR.

ARTICLE 10
NON-SOLICITATION, NON-DISCLOSURE, NON-DISPARAGEMENT
AND NON-COMPETE

     The parties agree that the covenants, agreements, and restrictions (hereinafter the “covenant”) contained herein are necessary to protect the business goodwill, business interests and the proprietary rights of ASR, its clients and affiliates and now hereby agree and stipulate to the following:

(1)	This covenant is an integral part of an enforceable agreement. An employment agreement and the covenants contained herein were made at the time this agreement was consummated by the parties hereto.

(2)	This covenant is fair and reasonable in its geographical area, length of time and scope of activity being restrained.

     Eppolito expressly agrees that while this Agreement is in effect and for one (1) year following the termination of this Agreement, Eppolito will not contact ASR's clients either active or inactive at the time of termination directly or indirectly, as an employee, agent, proprietor, partner, broker, stockholder, officer, director, or otherwise, render any service to, on Eppolito’s own behalf, or on behalf of any other person or entity, engage in or own a part of any competitive business or organization or plan that would interfere by soliciting directly or indirectly ASR's clients either active or inactive at the time of termination, without prior written consent of ASR and the express written consent of the client including a written acknowledgement by the client of the existence of this Agreement and covenant.

     Eppolito further expressly agrees that while this Agreement is in effect and for one (1) year following the termination of this Agreement, Eppolito will not directly or indirectly, as an employee, agent, proprietor, partner, broker, stockholder, officer, director, or otherwise, render any service to, on Eppolito’s own behalf, or on behalf of any other person or entity, engage in or own a part of any competitive business, practice, organization or plan that would interfere or disrupt directly or indirectly ASR’s business utilizing ASR’s clients.

     The parties agree and acknowledge that ASR has spent considerable sums of money and time developing good client contact and rapport and that the client list, technology and methods developed by ASR are worth a considerable amount of money and therefore are a benefit which ASR seeks to protect. Such protection is hereby agreed and acknowledged by both parties as being reasonable consideration for establishing this restricting covenant. The agreed to protection and covenant does not extend to or attempt to restrict Eppolito's ability to work nor does it attempt to restrict the public's access to Eppolito as an employee but clearly restricts Eppolito's active pursuit and solicitation of ASR's clients.

     Eppolito recognizes that the business interests of ASR require a confidential relationship between ASR and its employees, and the fullest protection and confidential treatment of its trade secrets, client list, marketing know-how, services and other business knowledge developed, conceived and learned by Eppolito during the course of her employment. Moreover, ASR agrees that during Eppolito's employment, it will make available to Eppolito that confidential information of ASR that will enable Eppolito to optimize the performance of his duties for ASR. In exchange, Eppolito agrees to use such confidential information solely for the benefit of ASR. Accordingly, Eppolito agrees that, during the term of employment with ASR, Eppolito will not disclose and will keep secret and confidential all such information including but not limited to, trade secrets, services, marketing know-how, techniques, ASR operations and conditions both financial or otherwise as well as all client lists and customers (including, but not limited to, customers of ASR on whom he called or with whom he became acquainted during the term of his employment) and business plans and will not use the same to aid himself or others, directly or indirectly. Eppolito further agrees that, on termination of this Agreement, he will surrender to ASR all papers, formulas, information documents electronic files or otherwise, writings and other original properties in his possession relating to ASR’s business including both originals and any copies of such material. Eppolito also agrees that he will not withhold any such documentation from ASR. All client lists and all records pertaining ASR’s clients and other records and books relating in any manner whatsoever to the clients and prospective clients of ASR shall be the exclusive property of ASR. All such books, records and collateral materials shall be immediately returned by Eppolito to ASR upon the termination of this Agreement. Eppolito shall also return to ASR any and all identification cards, keys, credit cards, business documents or other documents, if any, as well as laptop computers, cellular phones, and pagers to ASR upon termination of this Agreement.

     Eppolito shall not, for a period of one (1) year immediately following the termination of this Agreement, regardless of the reasons or cause for the termination and regardless of the party causing the termination, either directly or indirectly, (a) make known to any individual person, corporation, entity or otherwise the names and addresses of any of the clients of ASR or any information pertaining to them other than those available in the public record or domain; or (b) call on, solicit, or take away, or attempt to call on, solicit or take away any of the clients of ASR for either Eppolito’s benefit or for any other person or entity.

     The parties agree and acknowledge that non-solicitation of ASR's clients is applicable to Eppolito's pursuit and solicitation of ASR's clients not the client's pursuit or access to Eppolito.

     Eppolito shall not, for a period of one (1) year immediately following the termination of this Agreement, either directly or indirectly, or as a partner, shareholder, officer, representative, or as part of a business plan or otherwise solicit, entice, or attempt to take away, or offer any type of employment, compensation, financial or pecuniary gain whatsoever to any employee, contractor or professional of ASR.

     Eppolito shall not, for the period of his employment and for a period of one (1) year thereafter, whether acting for himself or for any third party, disparage the image or reputation of ASR or any of ASR's managers, officers, employees, associates, or any other individual or entity associated with ASR.

     Eppolito acknowledges that he has carefully read and considered all of the terms and conditions of this Article. Eppolito further acknowledges that money damages would not be a measurable or adequate remedy for Eppolito’s breach of any of the covenants contained in this Article, and, accordingly, in addition to and without limiting any other remedy available to ASR in the event of such a breach, Eppolito agrees to submit to the equitable jurisdiction of any court of competent personal subject matter in connection with any action to enjoin Eppolito from violating any such covenants. Eppolito agrees to post a cash bond at an injunction and cease and desist any and all actions in question that arise out of or are may be considered breach(es) of the covenants contained in this article until a court of equitable jurisdiction can conduct a trial by jury to adjudicate the matter. In the event that Eppolito is found to have breached any of the terms and conditions of this Agreement, Eppolito hereby agrees to pay all costs and expenses incurred by ASR in enforcing provisions of this Article found to have been breached by Eppolito, including ASR’s reasonable attorney’s fees.

ARTICLE 11
GENERAL PROVISIONS

     This Agreement constitutes the sole agreement between the parties with respect to employment of Eppolito by ASR and supersedes any prior understandings or written or oral agreements between the parties respecting that subject matter.

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

     All notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by certified mail to his last known residence with respect to Eppolito or to its principal office in Houston, Texas, in the case of ASR. It is the responsibility of each party to keep the other party fully apprised of any change in address necessary for any notices required or permitted to be given under this Agreement.

     This Agreement shall be interpreted, construed, and governed according to the laws of the State of Texas. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been included in this Agreement.

     Any and all disputes, controversies, claims or demands arising out of or relating to this Agreement or any provision hereof, whether in contract, tort or otherwise, at law or in equity, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Texas Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. Any such arbitration proceeding shall be conducted in Harris County, Texas. This arbitration provision shall be enforceable in either federal or state court in Harris County, Texas, pursuant to the substantive federal laws established by the Texas Arbitration Act. Any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered by any federal or state court in Harris County, Texas having jurisdiction.

     ASR and Eppolito acknowledge that the services to be rendered by Eppolito under this Agreement are unique and personal. Therefore, neither party may assign any rights or delegate any duties under this Agreement, without the other party’s prior written consent. If either ASR or Eppolito obtain consent to an assignment of rights or delegation of duties, rights or duties under this Agreement shall inure only to the benefit of the assignee or delagee named in the written instrument, and such consent shall not be deemed as a general consent to assignment or delegation.

     This Agreement may be executed in several counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement.

EXECUTED ON THE EFFECTIVE DATE FIRST WRITTEN ABOVE.

/s/ Anthony Eppolito

ANTHONY EPPOLITO

AMERICAN SPECTRUM REALTY, INC.

By:	/s/	Elisa Grainger

Printed Name:		ELISA GRAINGER
Title:		HEAD OF ACCOUNTING

By:	/s/	William J Carden

Printed Name:		WILLIAM J. CARDEN
Title:		PRESIDENT AND CEO

AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN
AMERICAN SPECTRUM REALTY, INC.
AND
ANTHONY EPPOLITO

This Amendment to Employment Agreement dated January 1, 2012 is made and entered into effective as of March 30, 2012 (“Effective Date”), between AMERICAN SPECTRUM REALTY, INC. (“ASR”), located at 2401 Fountain View, Suite 510, Houston, Texas 77057 and ANTHONY EPPOLITO (“Eppolito”).

The following ARTICLES of the Employment Agreement are hereby amended as follows:

ARTICLE 1
TERM OF EMPLOYMENT

The term of employment is hereby extended to December 31, 2012.

ARTICLE 3
VESTING OF ASR STOCK AND SALE RESTRICTIONS

The sale restrictions are hereby deleted after July 1, 2012.

ARTICLE 5
CONDITIONS OF COMPENSATION

Eppolito shall receive a bonus of $10,000 payable April 2, 2012 if ASR’s Form 10-K is filed

Eppolito will receive a gross monthly salary increase effective July 1, 2012, the amount of which shall be determined by ASR.

EXECUTED ON THE EFFECTIVE DATE FIRST WRITTEN ABOVE.

/s/ Anthony Eppolito

ANTHONY EPPOLITO

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ William J. Carden

Printed Name:	WILLIAM J. CARDEN
Title:	PRESIDENT AND CEO